Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
412-434-3466
sminder@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2016 financial results

•	Fourth quarter net sales of $3.5 billion and reported earnings per diluted share from continuing operations of 29 cents

•	Fourth quarter adjusted earnings per diluted share from continuing operations of $1.19, up approximately 3 percent including unfavorable impact from foreign currency translation

•	Initiated new restructuring program targeting $125 million in annual cost savings, including savings of $40 million to $50 million in 2017

•	Continued portfolio optimization with announced acquisition of two European architectural coatings businesses along with divestitures of several non-core glass businesses

•	Achieved top-end of cash deployment target for acquisitions and share repurchases, deploying over $2.5 billion in 2015-2016 combined

•	Strong financial flexibility remains with cash and short-term investments totaling approximately $1.9 billion at year-end

PITTSBURGH, Jan. 19, 2017 - PPG (NYSE:PPG) today reported fourth quarter 2016 net sales of $3.5 billion, down more than 1 percent versus the prior year. Sales in local currencies increased by more than 1 percent aided by sales volume growth approaching 2 percent year-over-year. The net impact from business portfolio actions contributed less than 1 percent to sales growth as acquisition-related sales increases modestly exceeded the absence of sales from the divested European fiber glass business. These aggregate net sales gains were more than offset by unfavorable foreign currency translation which reduced net sales by about 3 percent, or approximately $100 million.

Fourth quarter 2016 reported net income from continuing operations was $77 million, or 29 cents per diluted share. Adjusted net income from continuing operations was $313 million, or $1.19 per diluted share. Adjusted net income excludes after-tax charges totaling $236 million, or 90 cents per diluted share. These after-tax charges include: $146 million for business restructuring; $51 million for increases to legacy environmental reserves; $23 million for tax true-ups related to asbestos settlement funding; $5 million for a premium on the early retirement of debt; and $44 million for the loss on the sale of the European fiber glass business offset by a $33 million net gain on the disposals of ownership interests in business affiliates. For the fourth quarter 2016, the effective tax rate was 42.1 percent and the adjusted effective tax rate was 24.5 percent.

Fourth quarter 2015 reported net income from continuing operations was $295 million, or $1.09 per diluted share. Fourth quarter 2015 adjusted net income from continuing operations was $313 million, or $1.16 per diluted share and excluded an after-tax charge for transaction-related costs of $11 million, or 4 cents per diluted share, and an equity affiliate debt-refinancing charge of $7 million, or 3 cents per diluted share. The effective tax rate was 23.3 percent for the fourth quarter 2015, and the adjusted effective tax rate for the quarter was 24.2 percent.

Financial results from the divested flat glass business are presented as discontinued operations for all periods, including a fourth quarter 2016 gain of $1.01 per diluted share from the business divestiture. Historical financial results of the divested fiber glass businesses are included in the Glass segment.

“We delivered fourth quarter and full-year adjusted earnings-per-diluted-share growth despite modest and uneven global economic growth and the impact of significant unfavorable foreign currency translation,” said Michael H. McGarry, PPG chairman and chief executive officer. “We achieved these milestones due to improving sales volumes, continued aggressive cost management and ongoing earnings-accretive focused cash deployment.

“For the fourth quarter, our adjusted earnings per diluted share increased by 3 percent, aided by coatings volume growth of nearly 2 percent and despite significant currency translation headwinds,” McGarry said. “We achieved our highest volume growth in emerging regions, and by segment our Industrial Coatings grew global volumes by 5 percent with each business unit realizing similar growth rates. Global sales volumes declined less than 1 percent in Performance Coatings, as automotive refinish and architectural coatings growth was more than offset by lower protective and marine coatings demand stemming from further weakness in marine ship builds.

“For the full year, in addition to 7 percent adjusted earnings-per-share growth, we completed a variety of strategic actions to strengthen our company,” McGarry said. “These actions included continued business portfolio optimization through several acquisitions and divestitures and further minimization of legacy risk as we fully funded the Pittsburgh Corning asbestos trust and completed the annuitization of a large portion of U.S. and Canadian pension obligations. Additionally, we continued to invest in new product development and increased our spending focused on improving our organic growth results.

“Also, we delivered on our cash deployment commitments, achieving the upper end of our communicated two-year range,” McGarry said. “In 2015 and 2016 combined, we deployed more than $2.5 billion on acquisitions and share repurchases, including $650 million of share repurchases during the fourth quarter 2016. Our continued strong cash generation supported our cash deployment and growth investments for the full year, and our year-end cash and liquidity position provides us with continued financial flexibility going forward.

“As we begin 2017, we are operating in an uncertain and evolving macroeconomic and regulatory environment,” McGarry continued. “We expect improved momentum in overall global economic growth, including gradually improving growth rates in developed regions and continuing but uneven growth in emerging regions.” McGarry said.

“However, the timeline for this growth improvement remains uncertain, so we are aggressively managing all elements within our control and recently initiated a new business restructuring program targeting $125 million in annual savings,” McGarry said. “Additionally, we will continue our growth investments and we have announced targeted selling-price increases to combat recent inflationary cost pressures. Finally, we anticipate deploying an additional $2.5 billion to $3.5 billion of cash on acquisitions and share repurchases in years 2017 and 2018 combined, as we remain focused on shareholder value creation,” McGarry concluded.

PPG reported today the following full-year 2016 approximate uses of cash: capital spending of $400 million, dividends paid of $415 million, acquisitions of $350 million, and share repurchases of $1.05 billion. For the years 2015 and 2016 combined, the company deployed more than $2.5 billion of cash for acquisitions and share repurchases, achieving the top end of the previously communicated range. In April 2016, the company raised the per-share dividend by 11 percent. PPG has paid annual dividends for 117 consecutive years, including 45 consecutive years of increased annual payouts.

For the full year 2016, the company generated over $1.2 billion in cash from operations, a decrease versus the prior year primarily due to the full funding of the Pittsburgh Corning asbestos trust, which exceeded $800 million pre-tax. Operating working capital ratios improved by 120 basis points year-over-year, as the company has averaged a more than 100 basis point annual improvement in this metric the past four years. Cash and short-term investments totaled approximately $1.9 billion, and the company had $1.9 billion remaining on its current share-repurchase authorization at year-end 2016.

Fourth Quarter 2016 Reportable Segment Financial Results

•
Performance Coatings segment net sales in the fourth quarter were $1.98 billion, down $80 million, or less than 4 percent, versus the prior year. Sales volumes were down less than 1 percent, with acquisition-related sales providing a minimal benefit. Unfavorable foreign currency translation reduced segment sales by about 3 percent, or about $70 million.

Automotive refinish sales grew organically by a low-single-digit percentage, led by increased demand in Europe. Aerospace sales in local currencies were consistent with the prior year, as industry demand growth remains modest. Protective and marine coatings sales volumes declined by a low-double-digit percentage year-over-year as growth in protective coatings was more than offset by further weakness in shipbuilding activity in Asia Pacific. Architectural coatings - Europe, Middle East and Africa sales volumes were in line with the prior year, with growth in Europe offset by lower demand in Africa. Architectural coatings - Americas and Asia Pacific sales volumes improved by a low-single-digit percentage versus the prior year. Sales volume growth continued in the U.S. and Canada company-owned stores network but was offset by weakness in the independent dealer channel and national retail accounts, and Mexican growth continued despite strong growth in the prior-year comparable period.

Performance Coatings segment income for the fourth quarter 2016 was $239 million, down about 4 percent, or $11 million, versus the prior year, including unfavorable foreign currency translation of about $15 million driven primarily by the Mexican peso, the euro and the British pound. The favorable impact from continued cost management more than offset the unfavorable impact from modestly lower sales volumes.

•
Industrial Coatings segment net sales for the fourth quarter were $1.44 billion, up $66 million, or nearly 5 percent, compared to the previous year, despite unfavorable foreign currency translation of more than 2 percent, or approximately $30 million. Sales volumes grew by about 5 percent, led by strong emerging-region growth in all businesses. Acquisition-related sales added approximately 3 percent, or about $40 million.

Automotive original equipment manufacturer coatings sales volumes grew by a mid-single-digit percentage versus the prior year, consistent with global industry growth rates. General industrial coatings and specialty coatings and materials aggregate sales volumes also grew by a mid-single-digit percentage, outpacing global industrial production growth for the fourth consecutive quarter. Packaging coatings sales volumes grew by a mid- to high-single-digit percentage due to ongoing adoption of PPG’s new can coating technologies and despite strong growth in the prior-year comparable period.

Fourth quarter Industrial Coatings segment income of $236 million was down $4 million, or less than 2 percent, versus the prior year. Segment income benefited from higher sales volumes and lower manufacturing costs. Acquisition-related income also contributed to higher segment income, but at an expected margin level that is currently below the segment’s average margin. These increases to segment income were offset by higher transportation and logistics costs required to meet increasing customer demand in Asia Pacific, and unfavorable foreign currency translation of about $10 million driven primarily by the Chinese yuan, the euro and the Mexican peso.

•
Glass segment net sales for the fourth quarter were $80 million, down $41 million, or 34 percent, year-over-year primarily due to the divestiture of the European fiber glass business. Sales volumes for the remaining North American fiber glass business were down approximately 3 percent due to the weaker demand for wind-energy-related products, partly offset by growth in the construction end-use market. Segment income for the quarter was $12 million, up $1 million versus the prior-year period due to significant cost-management efforts and despite the absence of the divested fiber glass business and joint ventures.

Fourth quarter financial results for the Glass segment consist only of PPG’s North American fiber glass operations. The sale of the European fiber glass business was finalized Oct. 1, 2016, and the sale of PPG’s ownership interest in its two Asian fiber glass joint ventures was finalized Nov. 18, 2016.

•
Corporate expenses for the fourth quarter were $45 million, down $12 million versus the prior year reflecting lower expense for performance-based compensation. Expenses for the quarter include $8 million pre-tax, or $5 million after-tax, for a premium on the early retirement of debt that was included in nonrecurring items.

Full-Year 2016 Financial Results

Full-year 2016 net sales from continuing operations were $14.8 billion, consistent with the prior year including an unfavorable foreign currency translation impact of nearly 3 percent, or approximately $400 million. Sales volume growth of 1 percent versus the prior year was supplemented by acquisition-related sales growth of nearly 2 percent, net of sales divested with the European fiber glass business.

The company’s 2016 full-year reported net income from continuing operations was $564 million, or $2.11 per diluted share, versus $1.34 billion, or $4.89 per diluted share, in 2015. Full-year 2016 adjusted net income from continuing operations was $1.55 billion, or $5.82 per diluted share, versus $1.49 billion, or $5.43 per diluted share, in 2015, representing an adjusted-earnings-per-diluted-share increase of 7 percent. In 2016, foreign currency translation unfavorably impacted pre-tax income by approximately $70 million. The effective tax rate from continuing operations was 29.1 percent for 2016, versus 23.8 percent for 2015, and the adjusted effective tax rate from continuing operations was 24.5 percent for 2016, versus 24.1 percent for 2015.

A detailed reconciliation of the reported to adjusted figures for the fourth quarter and the full year is included below.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.8 billion in 2016. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG Industries’ current view with respect to future events and financial performance, including, the pace of share repurchase and acquisition spending and any future restructuring actions. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including asbestos litigation. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG Industries’ 2015 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG Industries’ consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of Jan. 19, 2017, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations adjusted for certain charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations adjusted for these items is not a recognized financial measure determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2016		Fourth Quarter 2015
	$	EPS	$	EPS
Reported net income from continuing operations	$77	$0.29	$295	$1.09
Transaction-related costs	—	—	11	0.04
Business restructuring charge	146	0.55	—	—
Environmental remediation charge	51	0.20	—	—
Loss on divestiture of European fiber glass business	44	0.17	—	—
Net gain on disposals of ownership interests in business affiliates	(33)	(0.13)	—	—
Net tax effect of asbestos settlement trust funding	23	0.09	—	—
Premium on early retirement of debt	5	0.02	—	—
Equity affiliate debt-refinancing charge	—	—	7	0.03
Adjusted net income from continuing operations, excluding non-recurring items	$313	$1.19	$313	$1.16

	Full Year 2016		Full Year 2015
	$	EPS	$	EPS
Reported net income from continuing operations	$564	$2.11	$1,338	$4.89
Transaction-related costs	6	0.03	30	0.11
Pension settlement charges	616	2.31	5	0.02
Business restructuring charge	146	0.55	106	0.39
Environmental remediation charge	51	0.20	—	—
Loss on divestiture of European fiber glass business	44	0.17	—	—
Net gain on disposals of ownership interests in business affiliates	(46)	(0.18)	—	—
Net tax effect of asbestos settlement trust funding	151	0.57	—	—
Premium on early retirement of debt	5	0.02	—	—
Asset write-down	11	0.04	—	—
Equity affiliate debt-refinancing charge	—	—	7	0.03
Adjusted net income from continuing operations, excluding non-recurring items	$1,548	$5.82	$1,486	$5.44

	Fourth Quarter 2016			Fourth Quarter 2015
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$140	$59	42.4%	$390	$91	23.3%
Transaction-related costs	—	—	—	17	6	35.3%
Business restructuring charge	197	51	25.8%	—	—	—
Environmental remediation charge	82	31	37.6%	—	—	—
Loss on divestiture of European fiber glass business	42	(2)	(4.8)%	—	—	—
Net gain on disposals of ownership interests in business affiliates	(49)	(16)	33.4%	—	—	—
Net tax effect of asbestos settlement trust funding	—	(23)	N/A	—	—	—
Premium on early retirement of debt	8	3	37.6%	—	—	—
Equity affiliate debt-refinancing charge	—	—	—	11	4	37.6%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$420	$103	24.5%	$418	$101	24.2%

	Full Year 2016			Full Year 2015
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$827	$241	29.2%	$1,783	$424	23.8%
Transaction-related costs	9	3	37.6%	44	14	33.3%
Pension settlement charges	968	352	36.4%	7	2	28.6%
Business restructuring charge	197	51	25.8%	140	34	24.3%
Environmental remediation charge	82	31	37.6%	—	—	—%
Loss on divestiture of European fiber glass business	42	(2)	(4.8)%	—	—	—%
Net gain on disposals of ownership interests in business affiliates	(69)	(23)	33.3%	—	—	—%
Net tax effect of asbestos settlement trust funding	—	(151)	N/A	—	—	—%
Premium on early retirement of debt	8	3	37.6%	—	—	—%
Asset write-down	14	4	28.6%	—	—	—%
Equity affiliate debt-refinancing charge	—	—	—%	11	4	37.6%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$2,078	$509	24.5%	$1,985	$478	24.1%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Net sales	$3,497	$3,552	$14,751	$14,766
Cost of sales, exclusive of depreciation and amortization	1,968	1,997	8,063	8,206
Selling, R&D and administrative expenses	986	1,031	4,082	4,100
Depreciation	83	86	341	339
Amortization	30	33	121	132
Interest expense	29	31	125	125
Interest income	(6)	(8)	(26)	(39)
Asbestos settlement - net	—	3	5	12
Pension settlement charges	—	—	968	—
Restructuring charge	197	—	197	140
Environmental remediation charge	82	—	82	—
Loss on divestiture of European fiber glass business	42	—	42	—
Net gain on disposals of ownership interests in business affiliates	(49)	—	(69)	—
Other income - net	(5)	(11)	(7)	(32)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	140	390	827	1,783
Income tax expense	59	91	241	424
Income from continuing operations, net of income taxes	81	299	586	1,359
Income from discontinued operations, net of income taxes	267	19	313	68
Net income attributable to the controlling and noncontrolling interests	348	318	899	1,427
Less: Net income attributable to noncontrolling interests	(4)	(4)	(22)	(21)
NET INCOME (ATTRIBUTABLE TO PPG)	$344	$314	$877	$1,406

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$77	$295	$564	$1,338
Income from discontinued operations, net of income tax	267	19	313	68
Net income (attributable to PPG)	$344	$314	$877	$1,406

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$0.29	$1.10	$2.12	$4.93
Income from discontinued operations, net of income tax	1.02	0.07	1.18	0.25
Net income (attributable to PPG)	$1.31	$1.17	$3.30	$5.18

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$0.29	$1.09	$2.11	$4.89
Income from discontinued operations, net of income tax	1.01	0.07	1.17	0.25
Net income (attributable to PPG)	$1.30	$1.16	$3.28	$5.14

Average shares outstanding	262.0	269.2	265.6	271.4

Average shares outstanding - assuming dilution	263.7	271.2	267.4	273.6

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

The condensed consolidated statements of operations include the impact of items that management does not include when evaluating the performance of the business on a quarterly basis. Income tax expense on pre-tax income from continuing operations includes tax (costs) benefits related to the following:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in millions)	2016	2015	2016	2015
Transaction-related costs	$—	$6	$3	$14
Pension settlement charges	—	—	352	2
Business restructuring charge	51	—	51	34
Environmental remediation charge	31	—	31	—
Loss on divestiture of European fiber glass business	(2)	—	(2)	—
Net gain on disposals of ownership interests in business affiliates	(16)	—	(23)	—
Net tax effect of asbestos settlement funding	(23)	—	(151)	—
Premium on early retirement of debt	3	—	3	—
Asset write-downs	—	—	4	—
Equity affiliate debt refinancing charge	—	4	—	4
Total	$44	$10	$268	$54

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2016	2015 (a)
Current assets:
Cash and cash equivalents	$1,820	$1,311
Short-term investments	43	144
Receivables - net	2,692	2,709
Inventories	1,546	1,659
Assets held for sale	—	285
Other	321	604
Total current assets	$6,422	$6,712

Current liabilities:
Short-term debt and current portion of long-term debt	$629	$281
Asbestos settlement	—	796
Accounts payable and accrued liabilities	3,554	3,419
Restructuring reserves	101	87
Liabilities held for sale	—	112
Total current liabilities	$4,284	$4,695

Long-term debt	$3,787	$4,026

(a) Assets and liabilities of PPG's flat glass business were classified as held for sale as of December 31, 2015. The business was sold on October 1, 2016.

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2016	2015 (b)
Operating Working Capital (a)
Amount	$2,050	$2,260
As a percent of quarter sales, annualized	14.7%	15.9%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

(b) Period excludes the working capital components of the flat glass business which have been recast as Assets and Liabilities held for sale.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Net sales
Performance Coatings	$1,980	$2,060	$8,580	$8,765
Industrial Coatings	1,437	1,371	5,690	5,476
Glass	80	121	481	525
TOTAL	$3,497	$3,552	$14,751	$14,766

Segment income
Performance Coatings	$239	$250	$1,314	$1,302
Industrial Coatings	236	240	1,042	985
Glass	12	11	53	38
TOTAL	487	501	2,409	2,325

Items not allocated to segments
Corporate (Note A)	(45)	(57)	(207)	(221)
Interest expense, net of interest income	(23)	(23)	(99)	(86)
Legacy (Note B):
Environmental remediation charge	(82)	—	(82)	—
Equity affiliate debt refinancing charge	—	(11)	—	(11)
Other legacy	(7)	(3)	(33)	(40)
Transaction-related costs	—	(17)	(9)	(44)
Pension settlement charges	—	—	(968)	—
Business restructuring charge	(197)	—	(197)	(140)
Loss on divestiture of European fiber glass business	(42)	—	(42)	—
Net gain on disposals of ownership interests in business affiliates	49	—	69	—
Asset write-downs	—	—	(14)	—
INCOME BEFORE INCOME TAXES	$140	$390	$827	$1,783

Note A:
Corporate items include a pre-tax premium of $8 million paid on the early retirement of debt for the three and twelve months ended December 31, 2016.
Note B:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain other charges which are not associated with PPG's current business portfolio, including the impact of the asbestos settlement. Until April 2016, legacy items also include equity earnings from PPG’s minority investment in Pittsburgh Glass Works, LLC.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.